UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2017

INNERSCOPE ADVERTISING AGENCY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-209341	46-3096516
(Commission File Number)	(IRS Employer Identification No.)

2281 Lava Ridge Court, Suite 130 Roseville, CA	95661
(Address of principal executive offices)	(Zip code)

(916) 218-4100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On August 23, 2016, Innerscope Advertising Agency, Inc. (“we,” “us,” or “the Company”) entered into a Marketing Agreement (the “Marketing Agreement”) with Helix Hearing Care, a California corporation (“Helix”). Pursuant to the Marketing Agreement, Helix will use the Company’s marketing concepts and designs to promote its’ products and use the Company’s advertising services for an initial six month period. Pursuant to the Marketing Agreement and the current structure, the Company will receive approximately $50,000 per month from Helix. The Marketing Agreement may be renewed for additional six month periods, and either party may terminate the Marketing Agreement by providing sixty day notice to the other party, or for non-performance upon written notice, granting a 5 day period to cure the non-performance. On January 6, 2017, the Marketing Agreement was cancelled.

On August 5, 2016, the Company along with Mark Moore (“Mark”, the Company’s chairman), Matthew Moore (“Matthew”, the Company’s Chief Executive Officer) and Kim Moore (“Kim”, the Company’s Chief Financial Officer) entered into a Store Expansion Consulting Agreement (the “Expansion Agreement”) Mark, Matthew and Kim are herein referred to collectively as the Moores. Pursuant to the Expansion Agreement, the Company and the Moores will be responsible for all physical plant and marketing details for new store openings during the initial term of six-months. In addition to the consulting fees under the Store Expansion Consulting Agreement, the Company was also eligible for an earn out fee for each new location that opens during the consulting period, and becomes profitable within six months of its opening date. The Expansion Agreement was cancelled on January 6, 2017.

Helix has decided to do their own marketing in-house and eliminate this out-sourced contract, and has decided to delay the opening of any new stores.  Helix has agreed to pay the Store Expansion earn out fee and an additional $30,000 for the cancellation of the Marketing Agreement and Store Expansion Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innerscope Advertising Agency, Inc.

Date: January 12, 2017	By:	/s/ Matthew Moore
Matthew Moore Chief Executive Officer